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                                                                    EXHIBIT 23.3




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of our report dated January 23, 2002, except for Note 16, as to which the date is March 18, 2002, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Nabors Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 23, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 26, 2002